Exhibit 4.63
SHARE PURCHASE AGREEMENT
This Share Purchase Agreement ("Agreement"), dated as of 3rd day of April 2017, is made by and between LPG INVESTMENTS INC. of Marshall Islands (the "Buyer"), whose performance is hereby guaranteed by Dryships Inc. ("Dryships") and Entrepreneurial Spirit Holding Inc. a corporation organized under the laws of the Republic of Liberia (the "Seller") whose performance is hereby guaranteed by TMS Cardiff Gas Ltd.
RECITALS
WHEREAS, the Seller directly owns shares, constituting all of the issued and outstanding capital stock of Cardiff LPG Ships Ltd ("Cardiff LPG"), a corporation organized under the laws of the Republic of Marshall Islands;
WHEREAS, Dryships has entered into an option agreement dated 12th January 2017 (the "Option Agreement") with Certain Clients of TMS CARDIFF GAS LTD. ("Clients of TMS") according to which Clients of TMS granted to Dryships four options to acquire the vessels described in the Option Agreement, on the terms and conditions contained therein;
WHEREAS, according to clause 3 of the Option Agreement, in case two (2) or more Options have been exercised then Dryships or a company nominated by Dryships could acquire the shares, among others, of Cardiff LPG;
WHEREAS, the Buyer exercised all four (4) options and respective share purchase agreements were executed, on the terms and conditions contained therein;
WHEREAS the Buyer wishes to acquire all of the issued outstanding capital stock of Cardiff LPG (the "Shares"), on the terms and conditions contained herein;
NOW, THEREFORE, in consideration of the premises and the respective representations, warranties, covenants and agreements stated herein, the parties agree as follows:
ARTICLE I
ACQUISITION OF SHARES; CLOSING
Section 1.1          Acquisition of Shares.  Upon the terms and subject to the conditions of this Agreement, and on the basis of the representations and warranties hereinafter set forth, the Seller agrees to transfer, convey, assign and deliver to the Buyer, and the Buyer agrees to acquire from the Seller, the Shares, without any cost or payment.
Section 1.2          Closing.  As directed by the Buyer on date of closing (the "Closing Date") the transfer of Shares shall take place and the Seller shall deliver to the Buyer original share certificates representing all the Shares of the Seller to the order of the Buyer.

ARTICLE II
REPRESENTATIONS AND WARRANTIES OF SELLER
The Seller hereby represents and warrants to the Buyer on the date hereof and as of the Closing Date as follows;
Section 2.1          Organization of the Seller.  The Seller is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
Section 2.2          Authority of the Seller.  (a) The Seller has full legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action taken on the part of the Seller and no other corporate proceedings on the part of the Seller is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (c) that this Agreement has been duly and validly executed and delivered by the Seller and constitutes a valid and binding obligation of the Seller, enforceable against it in accordance with its terms.
Section 2.3          Organization of Carder LPG.  (a) Cardiff LPG is duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.  (b) The Seller has heretofore delivered to the Buyer complete and correct copies of the constitutional documents of Cardiff LPG as currently in effect and the other corporate records.  The corporate records are accurate in all material respects and all corporate proceedings and actions reflected therein have been conducted or taken in compliance with all applicable Laws and in compliance with the constitutional documents.
Section 2.4          Capitalization.  (a) Schedule 1 sets forth the amount of authorized capital stock and the amount of the issued and outstanding shares of capital stock of Cardiff LPG.  The Shares constitute all of the issued and outstanding common shares of Cardiff LPG; all such common shares are duly authorized, validly issued, fully paid and non-assessable and are owned legally and beneficially by the Seller, as set forth on Schedule 1.  Other than this Agreement, there is no subscription, option, warrant, preemptive right, call right or other right, agreement or commitment of any nature relating to the voting, issuance, sale, delivery or transfer (including any right of conversion or exchange under any outstanding security or other instruments) by the Seller of the Shares, and there is no obligation on the part of the Seller to grant, extend or enter into any of the foregoing.

Section 2.5          Ownership of Purchased Shares.  The Seller owns the Shares free and clear of all Liens or other limitations affecting the Seller's ability to vote such shares or to transfer such shares to the Buyer.
ARTICLE III
REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer represents and warrants to the Sellers as of the date hereof as follows:
Section 3.1          Organization.  Buyer is a corporation duly organized, validly existing and in good standing under the laws of the Republic of the Marshall Islands and has all requisite corporate power and authority to own, lease and operate its properties and to carry on its business as now conducted.
Section 3.2          Authority.  (a) Buyer has the full legal capacity, right, power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby; (b) the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by all requisite corporate action taken on the part of the Buyer and no other corporate proceedings on the part of the Buyer is necessary to authorize this Agreement or to consummate the transactions contemplated hereby; and (c) this Agreement has been duly and validly executed and delivered by the Buyer and constitutes a valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms.
ARTICLE IV
COVENANTS
Section 4.1          Conduct of Business Pending Closing.  Buyer and Seller agree that between the date of the execution of this Agreement and the Closing Date, (i) the Seller shall conduct the business and maintain and preserve the assets of the Seller in the ordinary course of business; and (ii) the Buyer and the Seller shall use their reasonable efforts to cause all of the representations and warranties in Articles II &  III hereof to continue to be true and correct.
ARTICLE V
CONDITIONS TO CLOSING
Section 5.1          Conditions to Obligations of Buyer.  The obligations of the Buyer to consummate the transactions contemplated herein are subject to satisfaction of the following conditions:

(a)          Consents.  All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained.
(b)          Compliance.  The Seller shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article II hereof shall be true and correct in all material respects (except those representations and warranties qualified by materiality shall be true and correct in all respects) on the date hereof and as of the Closing Date.
Section 5.2          Conditions to Obligations of the Seller.  The obligations of the Seller to consummate the transactions contemplated herein are subject to satisfaction of the following conditions:
(a)          Corporate records.  The Seller shall have delivered to the Buyer all resolutions passed by the Board of Directors since the incorporation.
(b)          Compliance.  Buyer shall have complied with its covenants and agreements contained herein, and the representations and warranties contained in Article III hereof shall be true and correct in all material respects (except those representations and warranties qualified by materiality shall be true and correct in all respects) on the date hereof and as of the Closing Date.
(c)          Consents.  All consents and approvals required in connection with the execution, delivery and performance of this Agreement shall have been obtained.
ARTICLE VI
TERlirtINATIDllT
Section 6.1          Grounds for Termination.  This Agreement may be terminated at any time prior to the Closing Date:
(a)          By the mutual written agreement of the Buyer and the Seller;
(b)          By the Buyer if any of the conditions set forth in Section 5.1 hereof shall have become incapable of fulfillment and shall not have been waived by Buyer;
(c)          By the Seller if any of the conditions set forth in Section 5.2 hereof shall have become incapable of fulfillment and shall not have been waived by the Seller;
(d)          In the event that the Closing is not affected by 18th April 2017, then this Agreement shall become null and void, having no effect whatsoever.  No party shall be liable to the other for any loss and/or damage.

ARTICLE VII
 GENERAL PROVISIONS
Section 7.1          Entire Agreement.  This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof.  This Agreement may not be modified, amended or terminated except by a written instrument specifically referring to this Agreement signed by all the parties hereto.
Section 7.2          Execution of Further Documents.  Each party agrees to execute all documents necessary to carry out the purpose of this Agreement and to cooperate with each other for the expeditious fulfilment of the terms of this Agreement.
Section 7.3          Notices.  All notices and other communications hereunder shall be in writing and shall be deemed to have been received only if and when (a) personally delivered, (b) on the fifth day after mailing, by mail, first class, postage prepaid or by certified mail return receipt requested, addressed in each case as follows (or to such other address as may be specified by like notice), (c) at the time receipt is acknowledged when delivered by private mail or courier service or (d) received by facsimile at the phone number listed below:
If to Buyer to:
c/o Dryships Inc.
Athens licensed shipping office
109 Kifissias Avenue and Sina street
 GR 151 24, Marousi,Athens, Greece
If to Seller to:
c/o TMS Cardiff Gas Ltd.
Athens licensed shipping office
80 Kifisias Avenue
 GR 151 25, Marousi, Athens, Greece
Section 7.4          Choice of Law; Resolution of Disputes.  This Agreement shall be governed by and construed under the laws of England and Wales.  All disputes, differences, controversies or claims arising out of or in connection with this Agreement shall be referred to arbitration in London, England in accordance with the rules of the London Maritime Arbitrators Association (LMAA).
Section 7.5          Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement on the date first above written.
For the Buyer

By:	/s/ Dimitrios Dreliozis
Name:	Dimitrios Dreliozis
Title:	Attorney-in-fact

For the Seller

By:	/s/ Georgios Kourelis
Name:	Georgios Kourelis
Title:	Attorney-in-fact

For the Seller's guarantor

By:	/s/ Georgios Kourelis
Name:	Georgios Kourelis
Title:	Attorney-in-fact

For the Buyer's guarantor

By:	/s/ Dimitrios Dreliozis
Name:	Dimitrios Dreliozis
Title:	Vice President-Finance

Schedule 1
CAPITALIZATION
CARDIFF LPG SHIPS LTD
Total authorized share capital:
500 registered shares with par value $20.00 per share
Total issued and outstanding share capital:
500 common shares, par value $20.00 per share, registered in the name of ENTREPRENEURIAL SPIRIT HOLDING INC.